Exhibit 5.1

April 14, 2023

Sharps Technology, Inc.

105 Maxess Road, Ste. 124

Melville, New York 11747

Re: Sharps Technology, Inc. S-1 Registration Statement (File No. 333-269743)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Sharps Technology, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to the offering and resale (the “Offering”) by the selling stockholders (the “Selling Stockholders”) identified therein of up to 4,497,042 shares of common stock issued or issuable to such selling stockholders including (i) 2,248,521 shares of our common stock, and (ii) 2,248,521 shares of common stock issuable upon the exercise of outstanding warrants (“SS Warrants”, as described in the Registration Statement). The shares described in the preceding sentence, under (i) and (ii) shall collectively be referred to as the “Common Units”.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	the sale of the Common Units and SS Warrants has been duly authorized by all necessary corporate action on the part of the Company and, when sold in the manner described in the Registration Statement, the Common Units and SS Warrants will be validly issued, fully paid and non-assessable; and

2.	the sale of the Common Units and SS Warrants has been duly authorized, and when sold in the manner described in the Registration Statement, the Common Units and SS Warrants will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; and the Common Units and SS Warrants have been duly authorized and, when sold in the manner described in the Registration Statement and in accordance with the terms and conditions of the Common Units and SS Warrants, respectively, (including the due payment of any exercise price therefor specified in the SS Warrants) the SS Warrants will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Nevada and the laws of the State of New York, as currently in effect (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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